EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-268642, 333-235910, 333‑201042, 333-158499, 333-142145, and 333-127579) on the Form S-8 of Resources Connection, Inc. of our reports dated July 24, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Resources Connection, Inc., appearing in this Annual Report on the Form 10-K of Resources Connection, Inc. for the year ended May 27, 2023.

/s/ RSM US LLP

Irvine, California

July 25, 2023